EXECUTIVE EMPLOYMENT AGREEMENT




                     AMERISTAR CASINOS, INC.

                 EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement is made and entered into this 10th day of May, 1999, by and between JEFFREY A. BOUGHRUM
("Employee") and AMERISTAR CASINOS, INC. ("Company"), a Nevada corporation.

     WHEREAS, the Company has offered and the Employee has accepted a position of employment as CORPORATE SENIOR VICE
PRESIDENT OF DEVELOPMENT;

     NOW,  THEREFORE, for good and valuable consideration and  in
consideration  of  the  mutual  promises  and  mutual   covenants
contained herein, Company and Employee agree as follows:

1.  EMPLOYMENT TERM

     This is a one (1) year Agreement commencing as of the 10th day of May, 1999, and continuing for one (1) year until the 9th day of May, 2000, unless terminated as hereinafter provided in Paragraphs 6-9. This Agreement will include a six (6) month severance package if terminated involuntarily without cause. This Agreement shall automatically renew from year to year unless either party gives written notice of their desire to terminate the Agreement thirty days prior to the expiration of the then-present term.

     As required by the Nevada Gaming Control Board and pursuant to Ameristar Casinos, Inc. Compliance Program, Employee is advised that this employment offer is subject to the satisfactory completion of an investigative process.

2.  DUTIES

     Employee will perform the duties of the Corporate Senior Vice President of Development in accordance with the Company's bylaws and will perform such other duties and services as, from time to time, are required by the Company's Corporate Management Team. Employee will become an officer of Ameristar Casinos, Inc..

3.  OTHER SERVICES AND ACTIVITIES

     Employee will devote substantially all of his or her efforts to the Company's business. During the term of this Agreement, Employee will not engage in any other employment or business activity or hold any office or position in other companies or organizations that would pose a conflict of interest with the Company's business. Employee will obtain the express written consent of the Company's Corporate Management Team before engaging in any such activity.

4.  COMPENSATION AND BENEFITS

     Employee will be paid an annual salary of Two Hundred Thousand Dollars ($200,000.00), payable in bi-weekly installments
of  Seven  Thousand Six Hundred Ninety Two   Dollars and 31/100th
Dollars ($7,692.31). Upon Employee's hire date, Company will pay Employee a sign-on bonus of $15,000.00 less applicable taxes. If Employee voluntarily terminates his/her employment within one (1) year of Employee's hire date, immediate reimbursement of the sign-on bonus is required.

     Employee shall also receive 60,000 stock options with a unit value  to  be  determined by the Board of Directors' Compensation
Committee.   The vesting schedule for all stock options  will  be
five (5) years at the rate of 20% each year.

     All subsequent salary increases and/or discretionary incentive bonuses will be based on Employee's merit performance and the Company's financial performance in accordance with Company policy. For Employee's annual discretionary incentive bonus, Employee will be eligible for up to 35% of Employee's annual base salary.

     Employee  will  be eligible to participate in the  Company's
401 (K) Plan in accordance with the Plan's guidelines.

     On the first day of employment, Employee will be eligible to enroll in the Company's Group Health Benefits Program in accordance with the Program's guidelines. In addition, Employee will be enrolled in the Company's Exec-U-Care Program in accordance with the Program's guidelines.

     In accordance with Company policy, Employee will receive food and beverage complimentary privileges for business and personal use.

     In accordance with Company policy, Employee will be eligible for complimentary use of the Company's condominiums in Sun
Valley, Idaho.

5.  ILLNESS OR DISABILITY OF EMPLOYEE

     If Employee is unable to perform services for the Company for a period of more than 90 days, Company may terminate this Agreement upon not less than 30 days written notice to the Employee. In the event of such termination, all of the Company's obligations hereunder will terminate immediately.

6.  DEATH OF EMPLOYEE

     This Agreement will terminate immediately upon the death of the Employee. If Employee dies during the term of this Agreement, Company will pay to Employee's estate the compensation that would otherwise be payable to Employee through the end of the month of Employee's death.

7. TERMINATION FOR CAUSE

     Company may terminate this Agreement and all of its obligations hereunder upon occurrence of any of the following events: (a) Employee's material breach of this Agreement; (b) Employee's gross negligence or willful misperformance of his or her duties; (c) Employee's conviction of a felony or any other crime involving moral turpitude or dishonesty which, in the good faith opinion of the Company, would impair Employee's ability to perform his or her duties or the Company's business reputation;
(d) Employee's failure or refusal to comply with Company policies, standards or regulations; (e) Employee's unauthorized disclosure of Company trade secrets and other confidential business information; (f) Employee's unsatisfactory job performance; (g) Employee's breach of his or her duty of loyalty; or (h) Employee's act of fraud, misrepresentation, theft or embezzlement or the misappropriation of corporate assets.

8.  TERMINATION WITHOUT CAUSE

     SHOULD THE COMPANY TERMINATE EMPLOYEE WITHOUT CAUSE DURING THE TERM OF THE AGREEMENT, THE TOTAL AMOUNT OWING OF COMPENSATION, BENEFITS, AND WAGES SHALL BE SIX MONTHS' WORTH OF EMPLOYEE'S ANNUAL SALARY AT THE TIME OF TERMINATION. NO OTHER COMPENSATION, BENEFITS, OR WAGES WILL BE DUE AND OWING TO EMPLOYEE.

9.  COVENANT NOT TO COMPETE

     If Employee voluntarily terminates employment with Company before the expiration of any employment contract, Employee is subject to a "non-compete" clause in companies that operate casinos for one (1) year from the date of Employee's voluntary termination. This non-compete clause will cover properties in the Las Vegas area.

     The parties agree that the restrictions and limitations contained in this Paragraph are reasonable as to scope and duration and are necessary to protect the Company's interests and to preserve for the Company the competitive advantage derived from maintaining such information as secret. In the event that any of the restrictions and limitations contained in this Paragraph are deemed to exceed the time or geographic limitations permitted by Nevada law, then such provisions of this Paragraph shall be reformed to the maximum time and geographical limitations permitted by Nevada law.

10. CONFIDENTIAL INFORMATION

     Employee agrees that he/she will not use or disclose (directly or indirectly) any Confidential Information and Trade Secrets of the Company whether in written, verbal, or model form, at any time or in any manner, except as required and authorized by the Company in the course of employment with the Company. The obligations of this Agreement are continuing and survive the termination of Employee's employment relationship with the Company. Employee acknowledges and agrees that such trade secrets and other confidential information constitute the Company's sole and exclusive property. For purposes of this Paragraph, the term "confidential information and trade secrets" refers to any information that is not generally known to persons engaged in business similar to that conducted or contemplated by the Company and includes, without limitation: know how, trade secrets, business plans, copyrights, inventions, patents, intellectual property, data, process, process parameters, methods, practices, products, product design information, research and development data, financial records, operational manuals, pricing, technical plans, computer programs, customer information, customer lists, price lists, supplier lists, marketing plans, financial information, and/or all other compilations of information which relate to the business of the Company, and any other propriety material of the Company, which have not been released by the Company to the general public.

     Upon termination of his or her employment, Employee shall turn over to the Company the originals, plus all copies, of any and all files, Rolodex cards, phone books, papers, notes, price lists, customer contracts, bids, customer lists, files, notebooks, books, memoranda, drawings, or other documents made, compiled by or delivered to him/her concerning any customer served by the Company or any product, apparatus, or process manufactured, used, developed or investigated by the Company or containing any Confidential Information or Trade Secrets or otherwise relating to Employee's performance of duties under this Agreement. Employee further acknowledges and agrees that all such documents are the Company's sole and exclusive property.

11. INDEMNIFICATION

     Employee will keep, save, protect, defend, indemnify and hold Company harmless from and against any and all costs, claims, expenses, damages, or deficiencies resulting from any misrepresentation, breach, default or non-fulfillment of any agreement or covenant set forth in this Agreement.

12. BREACH OF THE AGREEMENT

     In the event of any claimed breach of this Agreement, the party claimed to have committed the breach will be entitled to written notice of the alleged breach and a period of 10 days in which to remedy such breach. Employee acknowledges and agrees that a breach of any of the covenants contained in this Agreement will result in irreparable and continuing harm to the Company for which there will be no adequate remedy at law. The Company will be entitled to preliminary and permanent injunctive relief to restrain Employee from violating the terms and conditions of this Agreement in addition to other valuable remedies, at law and in equity.

13. DISPUTE RESOLUTION

     Except for a claim by either Employee or Company for injunctive relief, any dispute or difference of opinion between Employee and Company involving the meaning, interpretation, and application of any provision of this Agreement shall be adjusted exclusively through binding arbitration pursuant to the National Rules for the Resolution of Employment Disputes. The arbitrator shall have no authority, jurisdiction, or power to amend, modify, nullify, or add to the provisions of this Agreement. The arbitrator shall have no authority to award noneconomic damages or punitive damages except where such relief is specifically authorized by an applicable state or federal statute which creates a cause of action in the employment context. In such a situation, the arbitrator shall specify in his or her award the specific statute under which he or she has granted such relief. Costs shall be awarded to the prevailing party by the arbitrator. Each party shall pay their own attorney's fees. No request to arbitrate will be entertained or processed unless it is received in writing by either party to this Agreement within thirty (30) calendar days after the occurrence of the event giving rise to the dispute. In the event a request to arbitrate is made by a party, the parties to this Agreement hereby agree to select an arbitrator from the following list by mutual strike:

     Gerald R. McKay

     Geraldine M. Randall

     Randall Jones

     Sal Gugino

     Kirk Harrison

     Franklin Silver

In the event that none of these designated arbitrators may serve, the parties agree to have the Las Vegas office of the American Arbitration Association furnish them a panel of seven (7) arbitrators all of whom are members of the National Academy of Arbitrators and who reside in Southern California or Southern Nevada from which an arbitrator shall be selected between the parties by mutual strike.

14. NOTICES

     Any notice required or desired to be given under this Agreement by either party to the other shall be in writing and may be effected by personal delivery or by registered or certified mail at the addresses listed below or at such other addresses as either party may notify the other:



     A.  If to the Company, to: Corporate Vice President of Human
Resources, or designee
                         Ameristar Casinos, Inc.
                         3773 Howard Hughes Parkway, Suite 490S
                         Las Vegas, Nevada 89109

     B.  If to the Employee, to: 1804 Crystal Glen Court

                         Las Vegas, NV  89117

Notices  personally  delivered  will  be  deemed  effective  upon
receipt.   Notices sent by registered or certified mail  will  be
deemed effective three (3) days after mailing.

15. ENFORCEMENT

    This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Nevada. In case any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

16. AMENDMENTS

     This Agreement may be amended or modified only by a writing executed and agreed upon by both parties.

17. WAIVER

     Waiver by either party of any term or condition of this Agreement or any breach hereof will not operate or be construed as a waiver of any other term or condition or subsequent breach. No waiver shall be binding unless executed in writing by the parties making the waiver.

18. ASSIGNMENT

     Employee acknowledges that his or her services are unique and personal and, accordingly, that Employee may not assign his or her rights or delegate his or her duties and obligations under this Agreement. The Company's rights and obligations under this Agreement will inure to the benefit of, and be binding upon, the Company's successors and assigns.

19. MERGER

     This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements and communications between the parties, whether oral or written.

20. HEADINGS

     The headings of the Paragraphs of this Agreement are for convenience only and shall not affect the construction or interpretation of any of its provisions.

21. REVIEW/UNDERSTANDING OF AGREEMENT

     Each party to this Agreement has reviewed the Agreement with legal counsel of their choice and has had the opportunity to modify or eliminate any ambiguous provisions. Therefore, it is agreed that each party hereto is considered a drafter of this Agreement and that the contract interpretation rule which holds ambiguities are to be interpreted against the original drafter of a document is expressly waived by the parties

22. COUNTERPARTS

     This Agreement may be executed in any number of counterparts conformed by facsimile signatures transmitted by telephone, each of which shall be deemed a duplicate original.



COMPANY:                        EMPLOYEE:

BY:  /s/ John R. Sims           BY:  /s/ Jeffrey A. Boughrum

ITS:  Corp VP of Human Resources

DATE:  June 14, 1999            DATE:  June 14, 1999